Exhibit 99.1

FOR IMMEDIATE RELEASE:

Reis, Inc. Announces Second Quarter 2009 Results Reis Services Continues to Post Strong EBITDA and EBITDA Margins

NEW YORK, August 7, 2009: Reis, Inc. (NASDAQ:REIS) (“Reis” or the “Company”), a leading provider of commercial real estate market information and analytical tools, announced its financial results and operational achievements for the quarter ended June 30, 2009.

Results and Performance

Reis presents financial information for its two operating segments: the Reis Services segment, which is our primary business of real estate information services; and the Residential Development Activities segment, which business we are in the process of exiting.

Consolidated Financial Results

Consolidated revenues for the three months ended June 30, 2009 and 2008 were $10,169,592 and $12,903,418, respectively. During the second quarter of 2009, revenue was comprised of subscription revenue (from the Reis Services segment) of $5,909,109 and revenue from sales of residential units of $4,260,483. During the 2008 period, consolidated revenue was comprised of subscription revenue of $6,504,703 and revenue from sales of residential units of $6,398,715.

For the six months ended June 30, 2009 and 2008, consolidated revenues were $18,073,004 and $27,698,347, respectively. During the 2009 year to date period, revenue was comprised of subscription revenue (from the Reis Services segment) of $12,264,320 and revenue from sales of residential units of $5,808,684. During the 2008 period, consolidated revenue was comprised of subscription revenue of $12,915,807 and revenue from sales of residential units of $14,782,540.

Reis Services EBITDA and Revenue

Management uses EBITDA to monitor and assess Reis Services’s performance and believes it is helpful to investors in understanding Reis Services’s business (see Reconciliations of Net Income to EBITDA and Adjusted EBITDA below). Reis Services’s EBITDA was $2,740,000 and the EBITDA margin was 46.4% during the second quarter of 2009.  During the second quarter of 2008, EBITDA was $2,858,000 and the EBITDA margin was 43.9%.  During the first quarter of 2009, EBITDA was $3,016,000 and the EBITDA margin was 47.5%.  Reis Services EBITDA was $5,756,000 and $5,550,000 for the six months ended June 30, 2009 and 2008, respectively, with EBITDA margins of 46.9% and 43.0%, respectively.

Our overall renewal rate was 84% for the trailing 12 months ended June 30, 2009, compared to 87% for the trailing 12 months ended March 31, 2009 and 88% for the year ended December 31, 2008.  Declines in the renewal rates and the net effect of price increases and decreases upon renewals have negatively impacted revenue.  During the past 12 months, contract price increases on renewals were constrained due to usage reductions at certain customers as well as budgetary pressures at our customers, predominantly in the banking industry, but also impacting other of our customers.  We generally impose contractual restrictions limiting our immediate exposure to revenue reductions due to mergers and consolidations; however, our business may be negatively impacted by bankruptcies of existing customers. Our pricing model is based on actual and projected usage, and we believe it is generally not as susceptible to downturns and personnel reductions at our customers as would be a model based upon individual user licenses. However, we have been and we may in the future be impacted by consolidation among our customers and potential customers, or in the event that customers enter bankruptcy or otherwise go out of business.

Overall report usage was down slightly in the second quarter of 2009 as compared to the first quarter of 2009 and was also down slightly from second quarter 2008 usage.  As stated above, the overall trailing 12 month renewal rate through June 30, 2009 was 84%, with a higher rate among our institutional customers at 86%.

Lloyd Lynford, CEO of Reis, stated, “At this comparatively late date in the cycle of U.S. economic contraction, it is gratifying to observe that Reis Services’s performance has remained extremely strong, its profitability high, the must-have nature of its information confirmed, and its business model validated.  We believe we have come through the worst and learned important lessons about our market, our products and what will be required to reinvigorate growth in 2010 and beyond.  Our new product development pipeline is robust and geared towards both the market information and analytical needs of this multi-trillion dollar asset class.  Reis management looks forward to facing off against the opportunity and potential competitors.”

Consolidated Balance Sheet Information

At June 30, 2009, Reis had consolidated assets of approximately $113,054,000 (including approximately $23,520,000 of cash and cash equivalents), approximately $38,667,000 of consolidated liabilities (including $10,264,000 of deferred revenue and $21,000,000 of acquisition debt) and consolidated stockholders’ equity of approximately $74,387,000 or $6.91 per common share based upon 10,759,653 shares outstanding. Officers and directors of Reis beneficially own approximately 28.0% of the common shares outstanding.

Total book assets related to the residential real estate aggregated approximately $6,702,000, or 5.9% of consolidated assets at June 30, 2009.  This represents a $3,706,000 decrease from December 31, 2008.

Operational and Financial Highlights

Following are recent operational and financial highlights for Reis:

▪	In May 2009, Reis expanded its coverage of retail markets by initiating coverage of neighborhood and community shopping centers in 27 additional markets;
▪
In August 2009, the enhancement of Reis’s Single Property Valuation module and its Asset and Portfolio AnalysisSM service, which are designed to help clients better quantify the value and risk associated with their commercial real estate holdings;

▪	Sold three of the four houses in inventory at our East Lyme project;
▪	Nearly completed the sellout at our 259 unit Gold Peak project with an aggregate of 255 sales closed at June 30, 2009, with three of the remaining four condominium units closing in July 2009;
▪
Continued to work to reduce real estate project-related operating and carrying costs from reduced real estate staff, salaries and other costs as we complete the sellout of Gold Peak and further minimize operating activities at the Claverack and East Lyme projects.  These effects will be reflected in lower property operating and maintenance costs and general and administrative expenses of $175,000 a quarter, or $700,000 annually, for real estate related employees whose contracts are expiring in the third quarter of 2009, or are providing only limited consulting services on a significantly declining scale.  We would expect to be able to see the full effects of these reductions in the fourth quarter of 2009 and first quarter of 2010;

▪	In April 2009, retired the outstanding construction debt on the East Lyme project, resulting in the remaining real estate being debt free;
▪	Eliminated the liquidity requirement with the April 2009 retirement of the East Lyme debt;
▪	During the second quarter, as a result of debt repayments and cash generation, Reis became net cash positive – our cash balance of $23,520,000 exceeds our acquisition debt balance of $21,000,000. Based on our cash on hand and our current cash flow generation, we are comfortable with our scheduled

▪	principal payments, which in the aggregate will reduce this debt balance to $19,250,000 at December 31, 2009 and to approximately $13,000,000 at December 31, 2010; and
▪
During the six months ended June 30, 2009, the Company repurchased 255,057 shares at an average price of $3.05 per share.  From the inception of the share repurchase program in December 2008 through July 31, 2009, the Company purchased an aggregate of 278,607 shares of common stock at an average price of $3.14 per share, for an aggregate of approximately $875,000 (leaving approximately $625,000 that may be used to purchase shares under the program).

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, impairment losses on real estate assets and stock based compensation. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, senior management uses EBITDA and Adjusted EBITDA to measure operational and management performance. Management believes that EBITDA and Adjusted EBITDA are appropriate metrics that may be used by investors as supplemental financial measures to be considered in addition to the reported GAAP basis financial information to assist investors in evaluating and understanding the Company’s business from year-to-year or period-to-period, as applicable. Further, these measures provide the reader with the ability to understand our operational performance while isolating non-cash charges, such as depreciation and amortization expenses, as well as other non-operating items, such as interest income, interest expense and income taxes, and in the case of Adjusted EBITDA, isolates non-cash charges for impairment losses on real estate assets and stock based compensation. Management also believes that disclosing EBITDA and Adjusted EBITDA will provide better comparability to other companies in Reis Services’s type of business. However, investors should not consider these measures in isolation or as substitutes for net income, operating income, or any other measure for determining operating performance that is calculated in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. Reconciliations of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure, net income, follow for each identified period:

(amounts in thousands) Reconciliation of Net Income to EBITDA and Adjusted EBITDA for the Three Months Ended June 30, 2009	Reis Services	Residential Development Activities and Other*	Consolidated

Net income			$531
Income tax expense			378
Income (loss) before income taxes	$1,449	$(540)	909
Add back:
Depreciation and amortization expense	1,192	29	1,221
Interest expense (income), net	99	(35)	64
EBITDA	2,740	(546)	2,194
Add back:
Stock based compensation expense, net	—	353	353
Adjusted EBITDA	$2,740	$(193)	$2,547

Reconciliation of Net Income to EBITDA and Adjusted EBITDA for the Six Months Ended June 30, 2009	Reis Services	Residential Development Activities and Other*	Consolidated

Net income			$808
Income tax expense			583
Income (loss) before income taxes	$3,114	$(1,723)	1,391
Add back:
Depreciation and amortization expense	2,449	52	2,501
Interest expense (income), net	193	(10)	183
EBITDA	5,756	(1,681)	4,075
Add back:
Stock based compensation expense, net	—	654	654
Adjusted EBITDA	$5,756	$(1,027)	$4,729

(amounts in thousands) Reconciliation of Net Income to EBITDA and Adjusted EBITDA for the Three Months Ended June 30, 2008	Reis Services	Residential Development Activities and Other*	Consolidated

Net income			$1,024
Income tax (benefit)			(1,192)
Income (loss) before income taxes	$1,532	$(1,700)	(168)
Add back:
Depreciation and amortization expense	1,081	64	1,145
Interest expense (income), net	245	(138)	107
EBITDA	2,858	(1,774)	1,084
Add back:
Stock based compensation expense, net	—	445	445
Adjusted EBITDA	$2,858	$(1,329)	$1,529

Reconciliation of Net Income to EBITDA and Adjusted EBITDA for the Six Months Ended June 30, 2008	Reis Services	Residential Development Activities and Other*	Consolidated

Net income			$1,472
Income tax (benefit)			(792)
Income (loss) before income taxes	$2,781	$(2,101)	680
Add back:
Depreciation and amortization expense	2,147	129	2,276
Interest expense (income), net	622	(353)	269
EBITDA	5,550	(2,325)	3,225
Add back:
Stock based compensation expense, net	—	484	484
Adjusted EBITDA	$5,550	$(1,841)	$3,709

Reconciliation of Net Income to EBITDA and Adjusted EBITDA for the Three Months Ended March 31, 2009	Reis Services	Residential Development Activities and Other*	Consolidated

Net income			$277
Income tax expense			205
Income (loss) before income taxes	$1,665	$(1,183)	482
Add back:
Depreciation and amortization expense	1,257	23	1,280
Interest expense, net	94	25	119
EBITDA	3,016	(1,135)	1,881
Add back:
Stock based compensation expense, net	—	301	301
Adjusted EBITDA	$3,016	$(834)	$2,182

* Includes Gold Peak, East Lyme, the Company’s other residential developments and corporate level income and expenses.

Residential Development Activities At June 30, 2009, the Company’s residential development activities were comprised primarily of the following:

▪
The 259 unit Gold Peak condominium development in Highlands Ranch, Colorado.  Sales commenced in January 2006 and 255 Gold Peak units were sold as of June 30, 2009.  Three of the remaining four units were sold in July 2009, leaving one unit left to sell.

▪
The Orchards, a single family home development in East Lyme, Connecticut, upon which the Company could build 161 single family homes on 224 acres. Sales commenced in June 2006 and an aggregate of 36 homes and lots (28 homes and 8 lots) were sold as of June 30, 2009. At June 30, 2009, there was one East Lyme home in inventory.

▪	The Stewardship, a single-family home development in Claverack, New York, which is subdivided into 48 developable single-family home lots on 235 acres.

The following table presents Gold Peak and East Lyme sales information for the respective periods:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Project Total Through
	2009	2008	2009	2008	June 30, 2009
Gold Peak:
Number of units sold	10	15	16	35	255
Gross sales proceeds	$2,519,000	$4,211,000	$4,067,000	$11,043,000	$76,504,000

East Lyme:
Number of homes and lots sold (A)	3	3	3	5	36
Gross sales proceeds	$1,742,000	$2,188,000	$1,742,000	$3,740,000	$20,429,000

(A)	In September 2008, the Company completed the sale of eight partially improved lots, in a single transaction, to a regional homebuilder for $900,000.

Investor Conference Call

The Company will host a conference call on Friday, August 7, 2009, at 1:00 PM (EDT). This call is for the benefit of existing and prospective stockholders, stock analysts, and other interested parties to discuss the second quarter 2009 results and other matters. The Company has a policy of not providing quarterly or annual guidance.

The dial-in number for this teleconference is (888) 280-4443 in the United States and Canada and (719) 457-2642 outside the United States and Canada.  Refer to conference reservation number 7193254. A replay of the conference call will be available from shortly after the conference call through midnight (EST) on November 6, 2009 by using (888) 203-1112 in the United States and Canada and (719) 457-0820 outside the United States and Canada, and referring to the same conference reservation number.  An audio webcast of the conference call will be available on Reis’s website at www.reis.com/events and will remain on the website for the same period of time following the call.

About Reis

The Company’s primary business is providing commercial real estate market information and analytical tools for its customers, through its Reis Services subsidiary.  Reis Services, including its predecessors, was founded in 1980.  Reis maintains a proprietary database containing detailed information on commercial properties in metropolitan markets and neighborhoods throughout the U.S.  The database contains information on apartment, office, retail and industrial properties and is used by real estate investors, lenders and other professionals to make informed buying, selling and financing decisions. In addition, Reis data is used by debt and equity investors to assess, quantify and manage the risks of default and loss associated with individual mortgages, properties, portfolios and real estate backed securities. Reis currently provides its information services to many of the nation’s leading lending institutions, equity investors, brokers and appraisers.

Reis’s flagship product is Reis SE, which provides web-browser based online access to information and analytical tools designed to facilitate debt and equity transactions as well as ongoing evaluations.  In addition to trend and forecast analysis at metropolitan and neighborhood levels, the product offers detailed building-specific information such as rents, vacancy rates, lease terms, property sales, new construction listings and property valuation estimates.  Reis SE is designed to meet the demand for timely and accurate information to support the decision-making of property owners, developers and builders, banks and non-bank lenders, and equity investors, all of whom require access to information on both the performance and pricing of assets, including detailed data on market transactions, supply, absorption, rents and sale prices. This information is critical to all aspects of valuing assets and financing their acquisition, development and construction.

For more information regarding Reis’s products and services, visit www.reis.com.

Reis acquired the Reis Services business in a May 2007 merger.  Prior to May 2007, Reis operated as Wellsford Real Properties, Inc.  Its primary operating activities immediately prior to the merger were the development, construction and sale of its three residential projects and its approximate 23% ownership interest in the Reis Services business. The Company has completed the sale of all but one unit at its Gold Peak project and is seeking to exit the residential development business by selling its remaining two projects in bulk, in order to focus solely on the Reis Services business.

Cautionary Statement Regarding Forward-Looking Statements

The Company makes forward-looking statements in this press release.  These forward-looking statements may relate to the Company’s or management’s outlook or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on the Company’s business’s operations or performance. Specifically, forward-looking statements may include:

▪	statements relating to future services and product development of the Reis Services segment;

▪	statements relating to future sales of the Company’s real estate;

▪
statements relating to future business prospects, potential acquisitions, revenue, expenses, income, cash flows, valuation of assets and liabilities and other business metrics of the Company and its businesses, including EBITDA and Adjusted EBITDA; and

▪	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These statements reflect management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made certain assumptions. Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

▪	revenues may be lower than expected;

▪	the inability to retain and increase the Company’s customer base;

▪	additional adverse changes in the real estate industry and the markets in which the Company has property;

▪	the inability to dispose of existing residential real estate development projects at expected prices or at all;

▪	competition;

▪	the inability to attract and retain sales and senior management personnel;

▪	difficulties in protecting the security, confidentiality, integrity and reliability of the Company’s data;

▪	changes in accounting policies or practices;

▪	legal and regulatory issues; and

▪
the risk factors listed under “Item 1A. Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 13, 2009.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Press Contact:	Mark P. Cantaluppi Reis, Inc. Vice President, Chief Financial Officer (212) 921-1122

Financial Information

The following financial information should be read in conjunction with Reis’s consolidated financial statements and the notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations, both of which are included in Reis’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2009, which was filed with the Securities and Exchange Commission on August 7, 2009.

REIS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,519,977	$24,151,720
Restricted cash and investments	2,139,900	3,081,469
Receivables, prepaid and other assets	4,448,368	5,944,607
Real estate assets	4,464,039	7,137,636
Total current assets	34,572,284	40,315,432
Furniture, fixtures and equipment, net	1,476,752	1,737,430
Intangible assets, net of accumulated amortization of $8,209,345 and $5,981,961, respectively	21,824,801	23,161,695
Goodwill	54,824,648	54,824,648
Other assets	355,330	398,334
Total assets	$113,053,815	$120,437,539

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of loans and other debt	$196,289	$189,136
Current portion of Bank Loan	4,916,666	3,500,000
Construction payables	41,097	156,653
Construction loans payable	—	5,077,333
Accrued expenses and other liabilities	5,651,969	5,365,034
Reserve for option liability	—	55,830
Deferred revenue	10,264,326	12,120,997
Total current liabilities	21,070,347	26,464,983
Non-current portion of Bank Loan	16,083,334	19,250,000
Other long-term liabilities	893,733	988,716
Deferred tax liability, net	619,580	66,580
Total liabilities	38,666,994	46,770,279
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.02 par value per share, 101,000,000 shares authorized, 10,759,653 and 10,988,623 shares issued and outstanding, respectively	215,193	219,772
Additional paid in capital	100,300,292	100,384,302
Retained earnings (deficit)	(26,128,664)	(26,936,814)
Total stockholders’ equity	74,386,821	73,667,260
Total liabilities and stockholders’ equity	$113,053,815	$120,437,539

REIS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (GOING CONCERN BASIS) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008

Revenue:
Subscription revenue	$5,909,109	$6,504,703	$12,264,320	$12,915,807
Revenue from sales of residential units	4,260,483	6,398,715	5,808,684	14,782,540
Total revenue	10,169,592	12,903,418	18,073,004	27,698,347
Cost of sales:
Cost of sales of subscription revenue	1,361,724	1,376,768	2,768,279	2,705,648
Cost of sales of residential units	2,990,320	5,523,644	4,000,969	12,451,685
Total cost of sales	4,352,044	6,900,412	6,769,248	15,157,333
Gross profit	5,817,548	6,003,006	11,303,756	12,541,014
Operating expenses:
Sales and marketing	1,247,105	1,380,867	2,523,309	2,736,140
Product development	413,417	437,468	930,787	962,710
Property operating expenses	264,791	284,232	485,218	533,831
General and administrative expenses, inclusive of costs (reductions) attributable to stock based liability amounts of $ —, $20,418, $(55,830) and $(351,763), respectively	2,918,587	3,960,425	5,790,531	7,382,165
Total operating expenses	4,843,900	6,062,992	9,729,845	11,614,846
Other income (expenses):
Interest and other income	86,234	133,061	147,934	322,489
Interest expense	(150,330)	(240,521)	(330,695)	(568,221)
Total other income (expenses)	(64,096)	(107,460)	(182,761)	(245,732)
Income (loss) before income taxes	909,552	(167,446)	1,391,150	680,436
Income tax expense (benefit)	378,000	(1,192,000)	583,000	(792,000)
Net income	$531,552	$1,024,554	$808,150	$1,472,436

Net income per common share:
Basic	$0.05	$0.09	$0.07	$0.13
Diluted	$0.05	$0.09	$0.07	$0.10

Weighted average number of common shares outstanding:
Basic	10,775,722	10,984,517	10,869,027	10,984,517
Diluted	11,009,154	11,064,845	11,063,301	11,182,472